Exhibit 99.1

FOR IMMEDIATE RELEASE April 2, 2008

Contacts: Melanie J. Dressel, President and Chief Executive Officer (253) 305-1911 Gary R. Schminkey, Executive Vice President and Chief Financial Officer (253) 305-1966

COLUMBIA BANKING SYSTEM RECOGNIZES $1.9 MILLION

AFTER-TAX INCOME FROM VISA IPO

TACOMA, Washington— Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) announced today that due to its membership in the Visa USA network, first quarter 2008 earnings will be increased by approximately $1.9 million on an after-tax basis, or $0.10 per diluted common share, as a result of Visa, Inc.’s recent initial public offering (“IPO”).

Two components comprise the $1.9 million net increase in first quarter earnings. First, Visa funded a litigation escrow account on March 31, 2008 with $3.0 billion from the IPO proceeds. Based on Columbia’s Visa USA membership percentage, the expected after-tax economic benefit from this escrow account is approximately $600,000, which will be recognized as a partial recapture of fourth quarter 2007 expenses incurred to establish a Visa litigation reserve liability.

Secondly, Columbia received 118,637 shares of Class B common stock from the Visa, Inc. IPO completed on March 18, 2008, of which 45,866 shares were redeemed for a gain of approximately $1.3 million after-tax, as part of Visa’s mandatory redemption of Class B stock. The combination of the economic benefit of the escrow account of $600,000, and the $1.3 million gain from the redeemed shares results in an increase in after-tax income of approximately $1.9 million. Columbia will not recognize any gain on its remaining 72,771 shares of unredeemed Visa Class B stock until such time they are redeemed for cash.

For additional information regarding the effect of the Visa IPO on Columbia Banking System, please refer to the Company’s Form 8-K, filed on April 2, 2008.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank. With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 55 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 7 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

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Note Regarding Forward Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “expected,” “anticipate”, “continue,” or other comparable words. In addition, all statements other than statements of historical facts that address activities that Columbia expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Columbia, particularly its form 10-K for the Fiscal Year ended December 31, 2007, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.